Exhibit 99.1

PRESS RELEASE

ZOOM Acquires Portables Unlimited - Wholesale Distributor for T-Mobile USA

BEIJING, October 13, 2011 -- Zoom Technologies, Inc. (Nasdaq: ZOOM), a leading China-based manufacturer of mobile phones and related products, today announced it has signed a definitive agreement to acquire a 55% share of Portables Unlimited LLC ("Portables"), one of the largest exclusive wholesale distributors of T-Mobile products in the United States. Portables has direct access to more than 1,000 retail locations across twenty States selling T-Mobile products, including approximately 100 exclusive T-Mobile carrier locations. This strategic acquisition is the first of its kind for a China-based handset manufacturer to join forces with a US cellular distributor, allowing ZOOM distribution capability in the US market.

Established in 1999 and headquartered in Nanuet, New York where the current management will remain, Portables has grown to become one of T-Mobile's top sellers among its prepaid (Monthly 4G) wholesale distribution channel. Portables' daily interaction with customers can feed the most current market information to ZOOM for fine tuning its products particularly manufactured for the US market. Upon closing of the acquisition, ZOOM will establish its international headquarters in Portables' offices at 136 First Street, Nanuet, New York. "We are so excited about the opportunity to merge with a quality handset manufacturer that will enable Portables additional growth opportunities," said Raj Amar, CEO of Portables.

Portables, which has had a long-standing working relationship with T-Mobile for more than ten years, is a perfect partner for ZOOM. With the US cellular subscriber base almost saturated, revenue from phone sales becomes the most critical component for growth in the US mobile communication industry. "We are looking forward to the opportunity to grow our business and the strength this combined entity partnership can deliver," said Jonathan Blood, Senior Director National Dealer Programs, T-Mobile USA.

"This move is not only a fast track for us to enter the US market, but also will enable us to accurately target the right product at the right price, which is the key to a successful launch," stated Leo Gu, Chairman and CEO of Zoom Technologies, "Everyone at ZOOM is exuberant with the opportunities that this merger will bring, we will be working hard to unleash the full potential of this strategic combination, and we have the goal of expanding to 2,000 retail locations in the near future. I am confident that the knowledge and experience of both companies will result in the delivery of exceptional products to the US while opening new opportunities in other American markets as well."

Terms of the acquisition will be included in a filing with the SEC on Form 8-K. Maxim Group LLC served as exclusive financial advisor to ZOOM in connection with the transaction. Ellenoff Grossman & Schole LLP acted as counsel to ZOOM. Certilman Balin Adler & Hyman, LLP acted as counsel and Marks Paneth & Shron LLP acted as accountants and financial advisors for Portables.

About Zoom Technologies

Zoom Technologies is a holding Company with subsidiaries that engage in the manufacturing, research and development, and sale of electronic and telecommunication products for the latest generation mobile phones, wireless communication circuitry and related software products.

Zoom Technologies' subsidiary, Jiangsu Leimone, owns a majority stake of TCB Digital, which offers highly customized and high quality Electronic Manufacturing Service (EMS) for Original Equipment Manufacturer (OEM) customers as well as its Own Brand Manufacturing (OBM) under the ZOOM, LEIMONE and LONGTEL brand names. The Company's products are both exported and sold domestically in People's Republic of China.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" that involve risks and uncertainties. These include statements about our expectations, intentions, plans, objectives, assumptions or future events in which the outcome cannot be assured. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in Zoom Technologies' periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor Contact:
Tina Xiao
Investor Relations Manager
Zoom Technologies, Inc.
+1 917-609-0333
tinaxiao@zoom.com
www.zoom.com